Exhibit 16.1

December 12, 2022

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, N. E.
Washington, D.C. 20549

Ladies and Gentlemen:

We have read STRATTEC SECURITY CORPORATION’s statements included under Item 4.01 of its Form 8-K dated December 12, 2022, and we agree with such statements, except that we are not in a position to agree or disagree with the Company’s statement that the audit committee on December 7, 2022 dismissed Crowe LLP and approved the appointment of Deloitte & Touche LLP to serve as the Company’s independent registered public accounting firm for the fiscal year July 2, 2023 and the statements made in the 5th paragraph.

Crowe LLP
Oak Brook, IL

cc:	Mr. David R. Zimmer
Audit Committee Chairman
STRATTEC SECURITY CORPORTATION